Exhibit 10.2

EXHIBIT No. 10.2 FORM OF INDEMNIFICATION AGREEMENT

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT (this “Agreement”) is made and entered into this          day of                     , 2006 (the “Effective Date”) by and between Andrew Corporation, a Delaware corporation (the “Company”), and                      (the “Indemnitee”).

WHEREAS, the Company believes it is essential to retain and attract qualified directors and officers and the Indemnitee is a director and/or officer of the Company, and both the Company and the Indemnitee recognize the increased risk of litigation and other claims being asserted against directors and officers of public companies;

WHEREAS, the Company’s current Certificate of Incorporation (“Certificate of Incorporation”) and By-laws, as amended (the “By-laws”) require the Company to indemnify and advance expenses to its directors and officers to the fullest extent permitted by the DGCL (as hereinafter defined);

WHEREAS, in recognition of the Indemnitee’s need for (i) substantial protection against personal liability based on the Indemnitee’s reliance on the Certificate of Incorporation and By-laws, and (ii) specific contractual assurance that the protection promised by the Certificate of Incorporation and By-laws will be available to the Indemnitee, regardless of, among other things, any amendment to the Certificate of Incorporation and By-laws or any change in the composition of the Company’s Board of Directors (the “Board of Directors” or the “Board”) or acquisition transaction relating to the Company, and as an inducement to continue to provide effective services to the Company as a director and/or officer thereof, the Company wishes to provide for the indemnification of the Indemnitee and to advance expenses to the Indemnitee to the fullest extent permitted by law and as set forth in this Agreement, and, to the extent insurance is maintained by the Company, to provide for the continued coverage of the Indemnitee under the Company’s directors’ and officers’ liability insurance policies;

WHEREAS, the terms and conditions set forth herein are consistent with the terms and conditions of similar agreements adopted by many public company issuers and the Board has determined that contractual indemnification as set forth herein is not only reasonable and prudent but also promotes the best interests of the Company and its stockholders;

WHEREAS, this Agreement is a supplement to and in furtherance of the indemnification provided in the Certificate of Incorporation and By-laws and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder;

WHEREAS, the Company desires and has requested Indemnitee to serve or continue to serve as a director and/or officer of the Company free from undue concern for unwarranted claims for damages arising out of or related to such services to the Company and Indemnitee is willing to continue to serve the Company on the condition that he is furnished the indemnity provided for herein.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein and of the Indemnitee continuing to serve the Company directly or, at its request, with another enterprise, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Definitions.

(a) A “Change in Control” shall be deemed to have occurred if or upon:

(i) the stockholders of the Company approve the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Company’s assets (determined on a consolidated basis) to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”);

(ii) the stockholders of the Company approve a merger or consolidation of the Company with any other person, other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 60% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii) the stockholders of the Company approve the adoption of a plan the consummation of which would result in the liquidation or dissolution of the Company;

(iv) the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than (a) a trustee or other fiduciary holding securities under an employee benefit plan of the Company; or (b) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the aggregate voting power of the Voting Securities of the Company; or

(v) during any period of two consecutive years, individuals who at the beginning of such period composed the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

(b) “DGCL” shall mean the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended or interpreted; provided, however, that in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the Company to provide broader indemnification rights than were permitted prior thereto.

(c) “Expense” shall mean any expense, liability, or loss, including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, amounts paid or to be paid in settlement, any interest, assessments, or other charges imposed thereon, any federal, state, local, or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement, and all other costs and obligations, paid or incurred in connection with investigating, defending, being a witness in, participating in (including in the case of an appeal resulting from any Proceeding, the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent), or preparing for any of the foregoing in, any Proceeding relating to any Indemnifiable Event.

(d) “Indemnifiable Event” shall mean any event or occurrence that takes place either prior to or after the execution of this Agreement, related to the fact that the Indemnitee is or was a director or officer of the Company, or while a director or officer is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, or by reason of anything done or not done by the Indemnitee in any such capacity, whether or not the basis of the Proceeding is alleged action in an official capacity.

(e) “person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

(f) “Proceeding” shall mean any threatened, pending or completed action, suit, investigation or proceeding, and any appeal thereof, whether civil, criminal, administrative or investigative and/or or any alternative dispute resolution mechanism (including an action by or in the right of the Company), and/or any inquiry or investigation, whether conducted by the Company or any other party, that the Indemnitee in good faith believes might lead to the institution of any such action, suit, or proceeding, whether civil, criminal, administrative, investigative, or other.

(g) “Reviewing Party” shall mean, prior to any Change in Control, any appropriate person or body consisting of a member or members of the Board or any other person or body appointed by the Board who is not a party to the particular Proceeding with respect to which Indemnitee is seeking indemnification. After a Change in Control (other than a Change in Control approved by a majority of the directors on the Board who were directors immediately prior to such Change in Control), the special independent counsel referred to in Section 6 below shall become the Reviewing Party.

(h) “Voting Securities” shall mean any securities of the Company which vote generally in the election of directors.

2. Indemnification.

(a) General Agreement. In the event Indemnitee was, is, or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Proceeding by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee from and against any and all Expenses to the fullest extent permitted by law, as the same exists or may hereafter be amended or interpreted (but in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the Company to provide broader indemnification rights than were permitted prior thereto).

(b) Certain Exceptions. Notwithstanding anything in this Agreement to the contrary, Indemnitee shall not be entitled to indemnification pursuant to this Agreement:

(1) in connection with any Proceeding initiated by Indemnitee against the Company or any director or officer of the Company unless (i) the Company has joined in or the Board has consented to the initiation of such Proceeding; or (ii) the Proceeding is one to enforce indemnification rights under Section 5; or

(2) for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act or similar provisions of applicable state law; or

(3) on account of any suit in which final judgment, not subject to appeal, is rendered against the Indemnitee for reimbursement to the Company of any bonus or other incentive-based or equity-based compensation or of any profits realized by Indemnitee from the sale of securities of the Company in each case as and to the extent required pursuant to Section 304 of the Sarbanes-Oxley Act of 2002; or

(4) on account of conduct by Indemnitee that is established by a final judgment, not subject to appeal, as knowingly fraudulent or deliberately dishonest or that constituted willful misconduct; or

(5) on account of conduct by Indemnitee that is established by a final judgment, not subject to appeal, as constituting a breach of Indemnitee’s duty of loyalty to the Company or resulting in any personal profit or advantage to which Indemnitee was not legally entitled; or

(6) for which payment is prohibited by applicable law.

(c) Mandatory Indemnification. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any Proceeding relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, Indemnitee shall be indemnified against all Expenses incurred in connection therewith.

(d) Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

3. Advancement of Expenses. The Company shall advance any and all Expenses to Indemnitee in connection with any Proceeding (an “Expense Advance”), and such advancement shall be made as soon as practicable and in any event within 10 business days after the receipt by the Company of a statement or statements from Indemnitee requesting such advances from time to time; provided, however, that if required by applicable law such Expenses shall be advanced only upon delivery to the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that the Indemnitee is not entitled to be indemnified by the Company. Advances shall be made without regard to Indemnitee’s ability to repay the expenses and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement. This Section 3 shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 2(b); provided, however, that the right to advances under this paragraph shall in all events continue until final disposition of any Proceeding.

4. Review Procedure for Indemnification. Notwithstanding the foregoing, the obligations of the Company under Section 2 above shall be subject to the condition that the Reviewing Party shall not have determined (in a written opinion, in any case in which the special independent counsel referred to in Section 6 hereof is the Reviewing Party) that the Indemnitee would not be permitted to be indemnified under applicable law; provided, however, that if the Indemnitee has commenced legal proceedings in a court of competent jurisdiction pursuant to Section 5 below to secure a determination that the Indemnitee should be indemnified under applicable law, any determination made by the Reviewing Party that the Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and the Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or have lapsed). The Indemnitee’s obligation to reimburse the Company for Expense Advances pursuant to this Section 4 shall be unsecured and no interest shall be charged thereon. If there has not been a Change in Control, the Reviewing Party shall be selected by the Board, and if there has been such a Change in Control, other than a Change in Control which has been approved by a majority of the Company’s Board who were directors immediately prior to such Change in Control, the Reviewing Party shall be the special independent counsel referred to in Section 6 hereof.

5. Enforcement of Indemnification Rights.

(a) Enforcement Proceedings. If the Reviewing Party determines that the Indemnitee substantively would not be permitted to be indemnified in whole or in part under applicable law, or if the Indemnitee has not otherwise been paid in full pursuant to Sections 2 and 3 above within 10 business days after a written demand has been received by the Company, the Indemnitee shall have the right to commence litigation in any court in the State of Delaware having subject matter jurisdiction thereof and in which venue is proper to recover the unpaid amount of the demand (an “Enforcement Proceeding”) and, if successful in whole or in part, the Indemnitee shall be entitled to be paid any and all Expenses in connection with such Enforcement Proceeding. The Company hereby consents to service of process for such Enforcement Proceeding and to appear in any such Enforcement Proceeding. Any determination by the Reviewing Party not challenged by the Indemnitee shall be binding on the Company and Indemnitee. The remedy provided for in this Section 5 shall be in addition to any other remedies available to Indemnitee at law or in equity.

(b) Defense to Indemnification, Burden of Proof, and Presumptions. It shall be a defense to any action brought by Indemnitee against the Company to enforce this Agreement (other than an action brought to enforce a claim for Expenses incurred in defending a Proceeding in advance of its final disposition) that it is not permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed. In connection with any such action or any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder, the burden of proving such a defense or determination shall be on the Company. Neither the failure of the Reviewing Party or the Company (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action by Indemnitee that indemnification of the claimant is proper under the circumstances because Indemnitee has met the standard of conduct set forth in applicable law, nor an actual determination by the Reviewing Party or Company (including its Board, independent legal counsel, or its stockholders) that the Indemnitee had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct.

For purposes of this Agreement, to the fullest extent permitted by law, (1) the termination of any Proceeding, action, suit, or claim, by judgment, order, settlement (whether with or without court approval), conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law, and (2) Indemnitee shall be deemed, for purposes of any determination of good faith, to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Company, including financial statements, or on information supplied to Indemnitee by the officers of the Company in the course of their duties, or on the advice of legal counsel for the Company or the Board or counsel selected by any committee of the Board or on information or records given or reports made to the Company by an independent certified public accountant or by an appraiser, investment banker or other expert selected with reasonable care by the Company or the Board or any committee of the Board.

The knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Company or other covered enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

The provisions of this Section 5(b) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.

6. Change in Control. The Company agrees that if there is a Change in Control of the Company (other than a Change in Control which has been approved by a majority of the Company’s Board who were directors immediately prior to such Change in Control), then with respect to all matters thereafter arising concerning the rights of the Indemnitee to indemnity payments and Expense Advances under this Agreement or any other agreement or under applicable law or the Certificate of Incorporation or By-laws now or hereafter in effect relating to indemnification for Indemnifiable Events, the Company shall seek legal advice only from special independent counsel selected by the Indemnitee and approved by the Company, which approval shall not be unreasonably withheld. Such special independent counsel shall not have otherwise performed services for the Company or the Indemnitee, other than in connection with such indemnification matters, within the last five years. Such independent counsel shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s rights under this Agreement. Such counsel, among other things, shall render its written opinion to the Company and the Indemnitee as to whether and to what extent the Indemnitee would be permitted to be indemnified under applicable law. The Company agrees to furnish a reasonable retainer to and pay the reasonable fees of the special independent counsel referred to above and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or the engagement of special independent counsel pursuant to this Agreement.

7. Non-exclusivity. The rights of the Indemnitee hereunder shall be in addition to any other rights the Indemnitee may have under any statute, provision of the Certificate of Incorporation or By-laws, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office; provided, however, that this Agreement shall supersede any prior indemnification agreement between the Company and the Indemnitee. To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Certificate of Incorporation and By-laws and this Agreement, it is the intent of the parties hereto that the Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.

8. Liability Insurance. To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, the Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for directors or officers, as applicable, of the Company. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has directors’ and officers’ liability insurance in effect which covers such claim, the Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. In the event that this Agreement is terminated in accordance with Section 14(c) below, the provisions of this section shall continue, with respect to actions or omissions prior to the effective date of such termination, until and terminate upon the later of (A) ten years after Indemnitee has ceased to serve as a director or officer of the Company, as the case may be, or (B) one year after the final termination of all pending or threatened Proceedings of the kind described herein with respect to Indemnitee.

9. Settlement of Claims. The Company shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any action, suit, claim or proceeding effected without the Company’s written consent, which consent shall not be unreasonably withheld; provided, however, that if a Change in Control has occurred (other than a Change in Control approved by a majority of the directors on the Board who were directors immediately prior to such Change in Control), the Company shall be liable for indemnification of Indemnitee for amounts paid in settlement if the independent counsel referred to in Section 6 above has approved the settlement. The Company shall not settle any action, suit or proceeding in any manner that would impose any fine or other penalty or obligation on Indemnitee without Indemnitee’s prior written consent, which shall not be unreasonably withheld. The Company shall not be liable to indemnify the Indemnitee under this Agreement for any judicial award if the Company was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action.

10. Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Company or any affiliate of the Company against the Indemnitee, the Indemnitee’s spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, or such longer period as may be required by state law under the circumstances, and any claim or cause of action of the Company or its affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

11. Amendment of this Agreement. No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be binding unless in the form of a writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.

12. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

13. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent the Indemnitee has otherwise actually received payment (under any insurance policy, Certificate of Incorporation, By-law, Trust payment, vote, agreement or otherwise) of the amounts otherwise indemnifiable hereunder.

14. Binding Effect; Successors; Duration.

(a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, and personal and legal representatives.

(b) The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to the Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(c) This Agreement may not be terminated except by a writing to that effect executed by the parties hereto. All agreements and obligations of the Company contained herein shall continue during the period that Indemnitee is a director, officer or agent of the Company and shall continue thereafter so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, by reason of the fact that Indemnitee was serving in the capacity referred to herein.

15. Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

16. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any

Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such State without giving effect to the principles of conflicts of laws.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. Notices. All notices, demands, and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand, against receipt, or mailed, postage prepaid, certified or registered mail, return receipt requested, and addressed to the Company at:

Andrew Corporation

3 Westbrook Corporate Center

Suite 900

Westchester, IL 60154

Attention: General Counsel

and to the Indemnitee at the address set forth below the Indemnitee’s signature.

Notice of change of address shall be effective only when done in accordance with this Section. All notices complying with this Section shall be deemed to have been received on the date of delivery or on the third business day after mailing.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day first set forth above.

INDEMNITEE:	ANDREW CORPORATION

By:
Signature		Signature
Name:	Name:
Address:	Title:

On February 17, 2006 Andrew Corporation entered into the preceding form of indemnification agreement with each of the following officers of the company: Justin Choi, John E. Desana, John R.D. Dickson, Ralph E. Faison, Terry N. Garner, M. Jeffrey Gittelman, Daniel J. Hartnett, J.C. Huang, Robert J. Hudzik, Marty R. Kittrell, James L. LePorte III, Fred H. Lietz, Rodger J. Manka, Carleton M. Miller, Mark A. Olson, Jude T. Panetta, James F. Petelle, and Karen A. Quinn-Quintin.

On February 17, 2006 Andrew Corporation entered into the preceding form of indemnification agreement with each of the following members of the board of directors of Andrew Corporation: Thomas A Donahoe, Jere D. Fluno, William O. Hunt, Chuck Nicholas, Gerald A. Poch, Anne Pollack, Glen O. Toney, and Andrea Zopp.